As filed with the Securities and Exchange Commission on November 30, 2023

Registration No. 333--200219

Registration No. 333-220025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERITIV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3234977 (I.R.S Employer Identification No.)

1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328

(Address, including zip code, of Principal Executive Offices)

Veritiv Corporation 2014 Omnibus Incentive Plan

(Full title of the plan)

Susan B. Salyer

Senior Vice President, General Counsel and Corporate Secretary

Veritiv Corporation

1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328

(770) 391-8200

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Veritiv Corporation, a Delaware corporation (the “Company”), relates to (i) the Registration Statement on Form S-8 (No. 333-200219), filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 14, 2014, and (ii) the Registration Statement on Form S-8 (No. 333-220025), filed with the SEC on August 18, 2017 (collectively, the “Registration Statements”), pertaining to the registration of 2,080,000 and 1,000,000 shares of common stock, respectively, of the Company (the “Common Stock”) issuable under the Veritiv Corporation 2014 Omnibus Incentive Plan.

On August 6, 2023, the Company entered into an Agreement and Plan of Merger (as it has been or may be amended, supplemented, waived or otherwise modified in accordance with its terms, the “Merger Agreement”) by and among the Company, Verde Purchaser, LLC, a Delaware limited liability company (“Parent”) that is affiliated with Clayton, Dubilier & Rice, LLC, and Verde Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Upon the terms and conditions set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered under the Registration Statements but unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 30, 2023.

VERITIV CORPORATION

By:	/S/ Susan B. Salyer
	Name:	Susan B. Salyer
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.